Exhibit (h)(2)

FORM OF LICENSE AGREEMENT

This License Agreement, dated as of this 1st day of January, 2009, (the "Commencement Date"), is made by and between Dow Jones & Company, Inc. ("Dow Jones"), having an office at 200 Liberty Street, New York, New York 10281, and Javelin Investment Management, LLC, having an office at 33 Witherspoon Street, Princeton, NJ 08540 (the "Licensee”).

WHEREAS, Dow Jones compiles, calculates and maintains, such index(es) (the “Index(es)”) that are identified in the Schedules hereto that are mutually agreed to and executed by the parties (the "Schedules"), and Dow Jones owns rights in and to the Index(es), the proprietary data related thereto, and the Dow Jones Marks (defined below) (such rights, including without limitation, copyright, trademark or proprietary rights and trade secrets, being hereinafter collectively referred to as the "Intellectual Property"); and

WHEREAS, Dow Jones uses and has trade name and/or trademark rights to the designations identified in the Schedules (such rights being hereinafter individually and collectively referred to as the "Dow Jones Marks"); and

WHEREAS, the Licensee wishes to use the Index(es) and the Dow Jones Marks, pursuant to the terms and conditions hereinafter set forth, in connection with (i) the listing for trading, marketing and promotion of the Products (as defined in Section 1(b)) and (ii) making disclosure about the Products under applicable laws, rules and regulations in order to indicate that Dow Jones is the source of the Index.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is agreed as follows:

1.

Grant of License.

(a)

Subject to the terms and conditions of this Agreement, Dow Jones hereby grants to the Licensee a non-transferable, non-exclusive license (i) to use the Index(es) solely in connection with issuing and listing for trading of the Products on or through an Approved Stock Exchange (as defined in the applicable Schedule) in the Territory (as defined in the applicable Schedule) during the trading hours identified in the Schedule(s) and (ii) to use and refer to the Dow Jones Marks in connection with the marketing and promotion of the Products in order to indicate that the Products are based on the Index(es) and that Dow Jones is the source of the Index(es), and as may otherwise be required by applicable laws, rules or regulations or under this Agreement.

(b)

As used in this Agreement, "Products" means the product(s) designated in the Schedules that are based upon an Index (but, unless otherwise expressly provided in a Schedule, not any part of any Index other than the whole Index, and not any subset of the components of any Index) and correlated to the underlying securities comprising such Index.  Any change to the terms of the Products as such terms are described in the applicable Schedule shall be subject to Dow Jones' prior written consent.  The name of the Products shall be subject to Dow Jones’ prior approval.

(c)

The Licensee agrees that it shall use commercially reasonable efforts to list the Products on an Approved Stock Exchange as soon as practicable after the Effective Date identified in the applicable Schedule, but in no event later than the target launch date identified in the applicable Schedule (the “Target Launch Date”). The date on which the Products are listed for trading on an Approved Stock Exchange, with trading having commenced, shall be the “Launch Date”.

(d)

Nothing contained in this Agreement shall restrict Dow Jones from licensing the Index(es) or the Dow Jones Marks to any other person or entity at any time.

(e)

Nothing contained in this Agreement constitutes a license to the Licensee to use the Index(es) other than as expressly provided herein.

(f)

The Licensee acknowledges that the Index(es) and the Dow Jones Marks are the exclusive property of Dow Jones and that Dow Jones has and retains all Intellectual Property and other proprietary rights therein.  Except as otherwise specifically provided herein, Dow Jones reserves all rights to the Index(es) and the Dow Jones Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, the Index(es) or the Dow Jones Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

(g)

The Licensee acknowledges that the Index(es) and their compilation and composition, and any changes therein, are and will be in the complete control and sole discretion of Dow Jones.

(h)

The Licensee agrees that nothing in this Agreement includes a license grant to issue, list or trade options, futures, structured products or other derivatives on the Products.

2.

Term.

Except as may be otherwise expressly provided in a Schedule, the term of this Agreement shall commence as of the Commencement Date and shall remain in full force and effect for five years following the Commencement Date, unless this Agreement is terminated earlier as provided herein (such term being referred to herein as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each, a “Renewal Term”) unless either party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term.  (The Initial Term and the Renewal Term, the “Term”.)  Dow Jones shall have the right to modify the license fees payable hereunder at the start of each Renewal Term by providing Licensee sixty (60) days written notice of such modification.  If Licensee objects to such modification, Licensee shall have the right to terminate the Agreement by providing Dow Jones written notice of termination within thirty (30) days of receipt of notification of the modification.

3.

License Fees.

(a)

As consideration for the license granted herein, the Licensee shall pay to Dow Jones license fees ("License Fees") as set forth on the Schedules hereto.  For the avoidance of doubt, Licensee shall be responsible for paying the License Fees hereunder until the License Agreement expires or terminates, as the case may be, regardless of whether the Products are listed for trading.

(b)

Dow Jones shall have the right to audit on a confidential basis the relevant books and records of the Licensee to confirm the accuracy of any one or more calculations of License Fees.  Dow Jones shall bear its own costs of any such audit unless it is determined that Dow

Jones has been underpaid by 5% or more with respect to the payments being audited, in which case Dow Jones' costs of such audit shall be paid by the Licensee.

4.

Termination.

(a)

If there is a material breach of this Agreement by either party (such party, the "breaching party," and, the other party, the "non-breaching party"), or if either party (such party, the "harmed party") believes in good faith that material damage or harm is occurring to its reputation or good will by reason of its continued performance hereunder, then the non-breaching party or the harmed party, as the case may be, may terminate this Agreement, effective thirty (30) days after written notice thereof to the other party (with reasonable specificity as to the nature of the breach or the condition causing such damage or harm, as the case may be, and including a statement as to such party's intent to terminate), unless the other party shall correct such breach or the condition causing such damage or harm, as the case may be, within such 30-day period.

(b)

The Licensee may terminate this Agreement upon ninety (90) days' prior written notice to Dow Jones (or such lesser period of time as may be necessary pursuant to law, rule, regulation or court order) if (i) any legislation or regulation is finally adopted or any government interpretation is issued that prevents the Licensee from issuing, marketing or promoting the Products; (ii) any material litigation or regulatory proceeding regarding the Products is commenced; or (iii) any of the events set forth in Section 4(c)(i) or (iii) occurs.

(c)

Dow Jones may terminate this Agreement upon ninety (90) days' prior written notice to the Licensee if (i) any legislation or regulation is finally adopted or any government interpretation is issued that in Dow Jones' reasonable judgment materially impairs Dow Jones' ability to license and provide the Index(es) or the Dow Jones Marks under this Agreement; (ii) any litigation or proceeding is commenced which relates, directly or indirectly, to Dow Jones' licensing and providing the Index(es) or the Dow Jones Marks under this Agreement, or any such litigation proceeding is threatened and Dow Jones reasonably believes that such litigation or proceeding would be reasonably likely to have  a material and adverse effect on the Index(es) or the Dow Jones Marks or on Dow Jones' ability to perform under this Agreement; (iii) Dow Jones elects (other than pursuant to Section 4(d)) to cease compiling, calculating and publishing values of the Index(es); or (iv) any of the events set forth in Section 4(b)(i) through (iii) occurs.

(d)

Notwithstanding anything to the contrary herein, Dow Jones shall have the right, in its sole discretion, to cease compiling, calculating and publishing values of any of the Index(es) at any time that Dow Jones determines that such Index no longer meets or will not be capable of meeting the criteria established by Dow Jones for maintaining the Index, and thereupon to terminate this Agreement with respect to such Index(es) (but Dow Jones will use all reasonable efforts to provide the Licensee with as much prior notice as is reasonably practicable under the circumstances).

(e)

Dow Jones may terminate this Agreement, upon written notice to the Licensee, if any securities exchange or other source (i) ceases to provide data to Dow Jones necessary for providing the Index(es), (ii) terminates Dow Jones' right to receive data in the form of a "feed" from such securities exchange or other source, (iii) materially restricts Dow Jones' right to redistribute data received from such securities exchange or other source, or (iv) institutes charges (other than nominal charges or charges which Dow Jones deems to be reasonable to be incurred in connection with providing the Index(es)) for the provision of data to Dow Jones or the redistribution of data by Dow Jones.

(f)

Dow Jones may terminate this Agreement or the applicable Schedule upon written notice to the Licensee if Products have not been listed on an Approved Stock Exchange, with trading having commenced, as of the Target Launch Date.

5.

Dow Jones Obligations; Licensee's Obligations.

(a)

Dow Jones is not, and shall not be, obligated to engage in any way or to any extent in any marketing or promotional activities in connection with the Products or in making any representation or statement to investors or prospective investors in connection with the marketing or promotion of the Products by the Licensee.

(b)

Dow Jones agrees to provide reasonable support for the Licensee's development and educational efforts with respect to the Products as follows:

(i)

Dow Jones shall use commercially reasonable efforts to respond in a timely fashion to any reasonable requests by the Licensee for information regarding the Index(es);

(ii)

Dow Jones or its agent shall use reasonable efforts to, or Dow Jones shall arrange for a third party vendor to use reasonable efforts to, calculate the values of each of the Index(es) at least once every fifteen (15) seconds on each day on which at least 50% of the market capitalization of the Index is available for trading, in accordance with Dow Jones' current procedures, which procedures may be modified by Dow Jones; and

(iii)

Dow Jones shall use commercially reasonable efforts to promptly correct, or instruct its agent to correct, any mathematical errors made in Dow Jones' computations of the Index(es) which are brought to Dow Jones' attention by the Licensee; provided, that nothing in this Section 5 shall give the Licensee the right to exercise any judgment or require any changes with respect to Dow Jones' method of composing, calculating or determining the Index(es); and, provided, further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

(c)

Licensee shall incorporate the disclaimer set forth in Exhibit I hereto in its agreement with any Approved Stock Exchange.  Dow Jones may also require any Approved Stock Exchange to have in place prior to listing the Product a limitation of liability for index providers in such form that is acceptable to Dow Jones in its sole discretion.

(d)

Dow Jones shall use commercially reasonable efforts to provide the data identified in the Schedule(s) (the “Index Data”) to the Business Unit(s) and number of individual users set forth in such Schedule(s).  Licensee agrees that it shall use the Index Data solely for internal purposes (i.e., by Licensee’s employees) in connection with the license granted in Section 1(a), except that Licensee may report the values of Indexes in periodic reports to Licensee’s customers so long as such reports are not provided in connection with any information vending or commercial publishing activity carried on by Licensee or any of its affiliates.  Except as otherwise expressly provided herein, Licensee shall not create derivative works or derivative indexes from, reproduce or further transmit or distribute, the Index Data in any type of format or by any means, including but not limited to the Internet, Intranet or other type of network.

(e)

CUSIP DATA.  Licensee agrees and acknowledges that it has been informed that the CUSIP Service, or any portion thereof that may be included in the Index Data being provided to Licensee’s Business Unit in connection herewith, is and shall remain valuable intellectual property owned by, or licensed to, CUSIP Service Bureau, Standard & Poor's ("CSB") and the American Bankers Association ("ABA"), and that no proprietary rights are being transferred to Licensee in such materials or in any of the information contained therein under this Agreement.  Unless Licensee has a separate, written and effective agreement with Standard & Poors for any CUSIP Service data included in the Index Data, Licensee agrees that Licensee shall not publish or distribute in any medium the CUSIP Service or any information contained therein, or any portion thereof that may be included in the Index Data being provided to Licensee’s Business Unit in connection herewith.  NEITHER CSB, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP SERVICE OR THE CUSIP DATABASE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.  IN NO EVENT SHALL THE CSB, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION HAVE ANY LIABILITY FOR ANY ERRORS OR OMISSIONS IN THE CUSIP DATABASE NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL RESULTING THEREFROM.  Licensee acknowledges that it may be required to obtain a license from CSB in connection with the receipt of the CUSIP Service (or any portion thereof) in the Index Data.  Licensee shall be individually liable to CSB for any fees imposed by CSB in connection with the receipt by Licensee of data from the CUSIP Service in connection herewith.

(f)

Dow Jones will give Licensee reasonable prior written notice of, and Licensee will be solely responsible to obtain and maintain, at its own cost, all consents and licenses and make all filings necessary to receive and/or use the Index Data, including consents of applicable sources (e.g., the London Stock Exchange with respect to SEDOL data, Standard & Poor’s with respect to ISIN data) and shall certify to Dow Jones in writing receipt of the same upon Dow Jones’ request.  Licensee shall indemnify and hold harmless Dow Jones, its affiliates and their respective officers, directors and employees (each, a “Dow Jones Indemnified Party”) from and against any Losses (defined in Section 9(a)) resulting from or arising out of a third-party claim resulting from failure of Licensee to secure such consents or licenses.

6.

Trademark Filings; Recognition of Intellectual Property Rights;

Protection of Intellectual Property; Quality Control.

(a)

During the Term, Dow Jones shall apply for such trademark and trade name registrations for the Dow Jones Marks only in such jurisdictions, if any, where Dow Jones, in its sole discretion, considers such filings appropriate.  The Licensee shall reasonably cooperate with Dow Jones in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose; however, any expenses reasonably incurred by Licensee therein shall be absorbed by Dow Jones.  The Licensee shall use the following notice when referring to the Index(es) or any of the Dow Jones Marks in any informational materials to be used in connection with the Products (including, where applicable, advertisements, brochures and promotional and any other similar informational materials, and any documents or materials required to be filed with governmental or regulatory agencies) that in any way use or refer to Dow Jones, the Index(es) or any of the Dow Jones Marks (collectively, the "Informational Materials"):

"Dow Jones" and "[INSERT Name of Index(es)]™" are trademarks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by [INSERT Name of Licensee].  [INSERT Name of Licensee]'s [INSERT Name of Product(s)] based on the [INSERT Name of Index]™ are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of trading in such product(s).

or such similar language as may be approved in advance in writing by Dow Jones.

(b)

Except for the rights expressly granted to Licensee hereunder, the Licensee agrees that the Dow Jones Marks and all Intellectual Property and other rights, registrations and entitlement thereto, together with all applications, registrations and filings with respect to any of the Dow Jones Marks and any renewals and extensions of any such applications, registration and filings, are and shall remain the sole and exclusive property of Dow Jones.  The Licensee agrees to cooperate reasonably with Dow Jones in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose.  The Licensee acknowledges that each of the Dow Jones Marks is part of the business and goodwill of Dow Jones and agrees that it shall not, during the term of this Agreement or thereafter, contest the fact that the Licensee's rights in the Dow Jones Marks under this Agreement (i) are limited solely to the use of the Dow Jones Marks as expressly provided in Section 1(a), and (ii) shall cease upon termination of this Agreement, except as otherwise expressly provided herein.  The Licensee recognizes the great value of the reputation and goodwill associated with the Dow Jones Marks and acknowledges that such goodwill associated with the Dow Jones Marks belongs exclusively to Dow Jones, and that Dow Jones, except as otherwise expressly set forth herein, is the owner of all right, title and interest in and to the Dow Jones Marks in connection with the Products.  The Licensee further acknowledges that all rights in any translations, derivatives or modifications in the Dow Jones Marks which may be created by or for the Licensee shall be and shall remain the exclusive property of Dow Jones and said property shall be and shall remain a part of the Intellectual Property subject to the provisions and conditions of this Agreement.  The Licensee shall never, either directly or indirectly, contest Dow Jones' exclusive ownership of any of the Intellectual Property.  Dow Jones and Licensee each agree that, in the event that Licensee uses the Dow Jones Marks in conjunction with the Licensee’s own trademark(s), neither party shall own, register, license or assign such resulting mark (the “Composite Mark”). Each party will retain the exclusive ownership and proprietary rights in its respective trademark(s).

(c)

The Licensee shall use its reasonable efforts to protect the goodwill and reputation of Dow Jones, the Index and the Dow Jones Marks in connection with its use of the Index(es) and any of the Dow Jones Marks under this Agreement.  The Licensee shall submit to Dow Jones, for Dow Jones' review and approval, and the Licensee shall not use until receiving Dow Jones' approval thereof in writing, all Informational Materials.  Dow Jones' approval shall be required with respect to the use of and description of Dow Jones, the Index(es) or any of the Dow Jones Marks.  Dow Jones shall notify the Licensee, in writing, of its approval or disapproval of any Informational Materials within five business days (excluding any day that is a Saturday or Sunday or a day on which The New York Stock Exchange is closed) following receipt thereof from the Licensee.  In the event that Licensee does not receive such written consent or approval within 5 business days, then Dow Jones shall be deemed to have consented to and approved such Information Materials.  Once Informational Materials have been approved by Dow Jones, subsequent Informational Materials which do not alter the use or description of Dow Jones, the Index(es) or the Dow Jones Marks, as the case may be, need not be submitted for review and approval by Dow Jones.

(d)

Except as may be expressly otherwise agreed in writing by Dow Jones, or as otherwise permitted or required under this Agreement, the Dow Jones Marks and the Licensee’s marks, the marks of any of their respective affiliates or the marks of any third party, to the extent they appear in any Informational Material, shall appear separately and shall be clearly identified with regard to ownership.  Whenever the Dow Jones Marks are used in any Informational Material in connection with any of the Products, the name of the Licensee shall appear in close proximity to the Dow Jones Marks so that the identity of the Licensee, and its status as an authorized licensee of such Dow Jones Marks, is clear and obvious.

(e)

If at any time Dow Jones is of the opinion that the Licensee is not properly using the Intellectual Property in connection with the Products or Informational Materials, or that the standard of quality of any of the Products or Informational Materials does not conform to the reasonable industry standards, Dow Jones shall give notice to the Licensee to that effect.  Upon receipt of such notice, the Licensee shall forthwith correct the defects in the non-conforming Products or Informational Materials so that they comply with all required standards or cease (subject to regulatory requirements) the listing, marketing and promotion of the non-conforming Products or Informational Materials.

7.

Proprietary Rights.

(a)

The Licensee expressly acknowledges and agrees that the Index(es) are selected, compiled, coordinated, arranged and prepared by Dow Jones through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Dow Jones.  The Licensee also expressly acknowledges and agrees that the Index(es) and the Dow Jones Marks are valuable assets of Dow Jones and the Licensee agrees that it will take reasonable measures to prevent any unauthorized use of the information provided to it concerning the selection, compilation, coordination, arrangement and preparation of the Index(es).

(b)

Each party shall treat as confidential and shall not disclose or transmit to any third party (i) any documentation or other materials that are marked as "Confidential" by the providing party and (ii) the terms of this Agreement (collectively, "Confidential Information").  Confidential Information as described in clause (i) of the preceding sentence shall not include (A) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (B) any information that is independently developed by the receiving party without use of or reference to information from the providing party.

(c)

Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (i) approved in writing by the providing party for disclosure or (ii) required by law, regulatory agency, self-regulatory agency, governmental body or court order to be disclosed by the receiving party, provided, if permitted by law, that prior written notice of such required disclosure is given to the providing party and provided further that the receiving party shall cooperate with the providing party to limit the extent of such disclosure.  The provisions of Section 7 shall survive termination or expiration of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

8.

Warranties; Disclaimers.

(a)

Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any applicable laws, rules or regulations.  The Licensee represents and warrants to Dow Jones that the Products listed for trading, and the marketing and promotion thereof, by the Licensee will not violate any agreement applicable to the Licensee or violate any applicable laws, rules or regulations, including without limitation, securities, commodities, and banking laws.

(b)

The Licensee shall include the statement contained in Exhibit I hereto in each agreement, if any, with the Approved Stock Exchange, prospectus, registration statement or similar document relating to any Products (and upon request shall furnish copies thereof to Dow Jones), and the Licensee expressly agrees to be bound by the terms of the statement contained in Exhibit I hereto (which terms are expressly incorporated herein by reference and made a part hereof).

(c)

Without limiting the disclaimers set forth in this Agreement (including in Exhibit I hereto), in no event shall the cumulative liability of Dow Jones to the Licensee and its affiliates under or relating to this Agreement at any time exceed the aggregate amount of License Fees received by Dow Jones pursuant to this Agreement prior to such time.

9.

Indemnification.

(a)

The Licensee shall indemnify and hold harmless Dow Jones and its affiliates, and their respective officers, directors, members, employees and agents, against any and all judgments, damages, liabilities, costs and losses of any kind (including reasonable attorneys' and experts' fees) (collectively, "Losses") that arise out of or relate to any claim, action or proceeding that arises out of or relates to (x) this Agreement or (y) the Products; provided, however, that Dow Jones must promptly notify the Licensee in writing of any such claim, action or proceeding (but the failure to do so shall not relieve the Licensee of any liability hereunder except to the extent the Licensee has been materially prejudiced therefrom).  The Licensee may elect, by written notice to Dow Jones within ten (10) days after receiving notice of such claim, action or proceeding from Dow Jones, to assume the defense thereof with counsel reasonably acceptable to Dow Jones.  If the Licensee does not so elect to assume such defense or disputes its indemnity obligation with respect to such claim, action or proceeding, or if Dow Jones reasonably believes that there are conflicts of interest between Dow Jones and the Licensee or that additional defenses are available to Dow Jones with respect to such defense, then Dow Jones shall retain its own counsel to defend such claim, action or proceeding, at the Licensee's expense.  The Licensee shall periodically reimburse Dow Jones for its expenses incurred under this Section 9.  Dow Jones shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, that Dow Jones shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of the Licensee unless Dow Jones waives its right to indemnity hereunder.  The Licensee, in the defense of any such claim, action or proceeding, except with the written consent of Dow Jones, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to Dow Jones of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Dow Jones.

(b)

The indemnification provisions set forth herein are solely for the benefit of Dow Jones and are not intended to, and do not, create any rights or causes of actions on behalf of any third party.

10.

Suspension of Performance.

Notwithstanding anything herein to the contrary, Dow Jones shall not bear responsibility or liability to the Licensee or to third parties for any Losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow-down), severe or adverse weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the party so affected; provided, however, that nothing in this Section 10 shall affect the Licensee’s obligations under Section 9(a).

11.

Injunctive Relief.

In the event of a material breach by one party ("Breaching Party") of provisions of this Agreement relating to the Confidential Information of the other party ("Non-breaching Party"), the Breaching Party acknowledges and agrees that damages would be an inadequate remedy and that the Non-breaching Party shall be entitled to seek preliminary and permanent injunctive relief to preserve such confidentiality or limit improper disclosure of such Confidential Information, but nothing herein shall preclude the Non-breaching Party from pursuing any other action or remedy for any breach or threatened breach of this Agreement.  All remedies under this Section 11 shall be cumulative.

12.

Other Matters.

(a)

This Agreement is solely and exclusively between the parties hereto and, except to the extent otherwise expressly provided herein, shall not be assigned or transferred, nor shall any duty hereunder be delegated, by Licensee, without the prior written consent of Dow Jones, and any attempt to so assign or transfer this Agreement or delegate any duty hereunder without such written consent shall be null and void.  This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns.

(b)

This Agreement, including the Schedules and Exhibits hereto (which are hereby expressly incorporated into and made a part of this Agreement), constitutes the entire agreement of the parties hereto with respect to its subject matter, and supersedes any and all previous agreements between the parties with respect to the subject matter of this Agreement.  There are no oral or written collateral representations, agreements or understandings except as provided herein.

(c)

No waiver, modification or amendment of any of the terms and conditions hereof shall be valid or binding unless set forth in a written instrument signed by duly authorized officers of both parties.  The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

(d)

No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement.

(e)

All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand (with receipt confirmed in writing), by registered or certified mail (return receipt requested), or by facsimile transmission (with receipt confirmed in writing), to the address or facsimile number set forth below or to such other address or facsimile number as either party shall specify by a written notice to the other, and (iii) deemed given upon receipt.

If to Dow Jones:

Dow Jones & Company, Inc.

200 Liberty Street

New York, New York  10281

Attn:  Michael A. Petronella

President/Dow Jones Indexes

Fax No.:  609 520 7030

With a copy to:

Dow Jones & Company, Inc.

4300 N. Route 1

South Brunswick, NJ 08852

Attn:  Legal Department

Fax No.:  609 520 4021

If to Licensee:

Javelin Investment Management LLC

33 Witherspoon Street

Princeton, NJ 08540

Attn: Brinton Frith

Phone: 609 356 0800

Fax: 609 356 0814

Email: bfrith@javelinfunds.com

(f)

This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction.  It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.  Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, County of New York, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum.

(g)

This Agreement (and any related agreement or arrangement between the parties hereto) is solely and exclusively for the benefit of the parties hereto and their respective successors, and nothing in this Agreement (or any related agreement or arrangement between the parties hereto), express or implied, is intended to or shall confer on any other person or entity (including, without limitation, any purchaser of any Products issued by the Licensee), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (or any such related agreement or arrangement between the parties hereto).

(h)

Sections 4, 7, 8, 9, 11 and 12(e), 12(f) and 12(g), and this Section 12(h), shall survive the expiration or termination of this Agreement; provided, however, this Section shall not be deemed to constitute a waiver of statute of limitations.

(i)

The parties hereto are independent contractors.  Nothing herein shall be construed to place the parties in the relationship of partners or joint venturers, and neither party shall acquire any power, other than as specifically and expressly provided in this Agreement, to bind the other in any manner whatsoever with respect to third parties.

(j)

All references herein to "reasonable efforts" shall include taking into account all relevant commercial and regulatory factors.  All references herein to "regulations" or "regulatory proceedings" shall include regulations or proceedings by self-regulatory organizations such as securities or futures exchanges.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

DOW JONES & COMPANY, INC.

By:
Name:	Michael A. Petronella
Title:	President, Dow Jones Indexes
Date:

JAVELIN INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:
Date:

EXHIBIT I

The [Products] are not sponsored, endorsed, sold or promoted by Dow Jones.  Dow Jones makes no representation or warranty, express or implied, to the owners of the [Product(s)] or any member of the public regarding the advisability of trading in the Product(s).  Dow Jones' only relationship to the Licensee is the licensing of certain trademarks and trade names of Dow Jones and of the [INSERT Name of Index(es)] which is determined, composed and calculated by Dow Jones without regard to [the Licensee] or the [Product(s)], Dow Jones has no obligation to take the needs of [the Licensee] or the owners of the [Product(s)] into consideration in determining, composing or calculating [INSERT Name of Index(es)].  Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the [Product(s)] to be listed or in the determination or calculation of the equation by which the [Product(s)] are to be converted into cash.  Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the [Product(s)].

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE [INSERT NAME OF INDEX(ES)] OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY [THE LICENSEE], OWNERS OF THE [PRODUCT(S)], OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE [INSERT NAME OF INDEX(ES)] OR ANY DATA INCLUDED THEREIN.  DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE [INSERT NAMES OF INDEX(ES)] OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND [THE LICENSEE].

SCHEDULE I

Dow Jones Islamic Market International Titans 100 Index Licensing Schedule

By signing below, Licensee agrees that the license granted in this Schedule I shall be subject to all of the terms and conditions set forth in the License Agreement (the “License Agreement”), dated as of January 1, 2009 by and between Dow Jones & Company, Inc. ("Dow Jones"), and Javelin Investment Management, LLC (“Licensee”), which terms and conditions are incorporated herein by reference.

This Schedule I and all addenda hereto are collectively referred to as the "Schedule" or “Schedule I”.  This Schedule I shall supplement and amend the License Agreement and together this Schedule I and the License Agreement (and all addenda thereto) shall form the entire agreement between the parties regarding the license with respect to the Licensed Index and Dow Jones Marks (the “License”) set forth below, and shall supercede all prior agreements, proposals or other communications between the parties, oral or in writing, regarding the License. Except as expressly provided in this Schedule I, all capitalized terms used herein shall have the meanings ascribed to them in the License Agreement.  In the event of a conflict between the terms and conditions of the License Agreement and this Schedule I, the terms and conditions of this Schedule I shall control.

I.

Schedule I Effective Date:  January 1, 2009

II.

Licensed Index(es):  Dow Jones Islamic Market International Titans 100 Index; provided, however, Dow Jones’ obligations under Section 5 of the License Agreement shall not commence until January 31, 2009.

III.

Dow Jones Marks:  “Dow Jones®”, “Titans”, and “Dow Jones Islamic Market International Titans 100 Index”

IV.

Products: The Products shall be exchange-traded funds that have the following characteristics:  (i) the fund issues, sells, and redeems blocks of shares, units or other interests; (ii) the fund shares are listed for trading on an Approved Stock Exchange and are available for trading throughout each daily trading session; (iii) the trading of the fund shares may generally take place in an unlimited amount; (iv) such shares, units or other interests are generally redeemed “in kind”; (v) the fund has the investment objective of replicating the performance of the Licensed Index under this Schedule I; and (vi) is organized under the Investment Company Act of 1940 of the United States.

For the avoidance of doubt, the Products are not funds, the security holders of which have the right to cause the fund to redeem any number of shares at prices determined at any one or more fixed times during a trading day and are generally redeemed in cash.

The name of the Product shall be “JETS Dow Jones Islamic Market International Titans Index Fund”.

V.

Approved Stock Exchange and Trading Hours:

A.

Approved Stock Exchange:  A stock exchange in the Territory that has been approved in writing by Dow Jones prior to Licensee listing the Products.  The parties expressly agree that any Approved Stock Exchange must, among other things, be located in the United States and subject to the regulatory authority of the United States Securities and Exchange Commission, and must maintain, as part of its rules and regulations, a limitation of liability for index providers in such form and with such substance that is acceptable to Dow Jones in its sole discretion.

B.

Trading Hours:  9:30am to 4:00pm Eastern Time or such other official trading hours of an Approved Stock Exchange.

VI.

Territory:  United States

VII.

Term:  See Section 2 of the License Agreement.

VIII.

Target Launch Date:

February 28, 2009.

Licensee shall provide Dow Jones with written notice of the Launch Date (as defined in Section 1(c) of the License Agreement) with respect to this Schedule I promptly upon its occurrence.

IX.

License Fees:

A.

With respect to each Year of the Term, an annual license fee equal to the greater of (i) $_____, subject to increase as set forth in Paragraph C of this Section IX (the “DJIM Annual Minimum”) and (ii) the Basis Point Amount (defined below).  The DJIM Annual Minimum for each Year shall be payable quarterly in arrears.

B.

During each Year (defined below) of the Term, the Licensee will provide Dow Jones a written report (each, a "Quarterly Report"), within 10 days after the end of each Quarter (as defined below), which sets forth (i) the asset balance for each Product at such Quarter-end; (ii) a calculation of the Rolling Average Asset Balance (defined below) at such Quarter-end; and (iii) a statement of the applicable License Fees with respect to such Quarter (with a calculation therefor).  Within 10 days after each Quarter-end during each Year of the Term, the Licensee will pay (each, a "Quarterly Payment") to Dow Jones or the Dow Jones affiliate designated by Dow Jones an amount equal to __________ of the Basis Point Amount (defined below).  Licensee shall send the Quarterly Report to indexesbilling@dowjones.com.

C.

Exclusivity Fees:

(1)

If the aggregate assets under management in the Product at the end of the first year following the Launch Date for this Schedule I (i.e., on the first anniversary of the actual Launch Date with respect to this Schedule I) are greater than $___ million, then the Exclusivity Period shall remain in effect for a second year following the Launch Date for this Schedule I (i.e., until the second anniversary of the actual Launch Date with respect to this Schedule I) at no additional exclusivity charge to the Licensee.

(2)

If the aggregate assets under management in the Products at the end of the first year following the Launch Date for this Schedule I (i.e., on the first anniversary of the actual Launch Date with respect to this Schedule I) are less than $___ million, then the Licensee shall have the right, in its sole discretion, to extend the Exclusivity Period for one additional year (i.e., until the second anniversary of the actual Launch Date with respect to this Schedule I), by paying Dow Jones a DJIM Annual Minimum fee equal to $_____ (i.e., the DJIM Annual Minimum shall be $_____ if the Licensee does not elect to extend the Exclusivity Period) on the first anniversary of the Launch Date for this Schedule I.

(3)

If (i) the Exclusivity Period was extended automatically as provided in Paragraph C(1) of this Section IX or by Licensee in accordance with Paragraph C(2) of this Section IX, and (ii) the aggregate assets under management in the Products at the end of the second year following the Launch Date for this Schedule I (i.e., on the second anniversary of the actual Launch Date with respect to this Schedule I) are greater than $___ million, then the Exclusivity Period shall remain in effect for a third year following the Launch Date for this Schedule I (i.e., until the third anniversary of the actual Launch Date with respect to this Schedule I) at no additional exclusivity charge to the Licensee.

D.

Contact Information for Billing Purposes:

Javelin Investment Management LLC

33 Witherspoon Street

Princeton, NJ 08540

Attn: Brinton Frith

Phone: 609 356 0800

Fax: 609 356 0814

Email: bfrith@javelinfunds.com

E.

All amounts will be paid in cash and will be non-refundable.  All amounts are stated in US Dollars (at the applicable exchange rate prevailing at the time payment is due, as published in the Wall Street Journal).  All amounts are stated net of any withholding taxes (i.e., the amount stated is the amount to be received by Dow Jones after payment of any withholding taxes).

F.

The terms hereof shall be deemed "Confidential Information" for purposes of Section 7(b) of the License Agreement.

G.

Definitions:

"Basis Point Amount" means, at any time during a Year, an amount equal to ____ basis points (.____) times any Rolling Average Asset Balance up to and including $___ million; ____ basis points (.____) times any Rolling Average Asset Balance over $____ million up to and including $___ million; ___ basis points (.____) times any Rolling Average Asset Balance over $___ million up to and including $___ billion; and ___ basis points (.____) times any Rolling Average Asset Balance over $___ billion.

"Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

"Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Products in the aggregate for the Quarter then ended, calculated by adding the month-end asset balances for the Products for such months in the Quarter and dividing the result by the number three (i.e., the number of months in the Quarter).

"Year" means a twelve-month period commencing on January 1.

X.  Exclusivity:

Dow Jones agrees that, so long as the Product is listed for trading by the Target Launch Date, Dow Jones shall not grant a third party a license to use the Dow Jones Islamic Market International Titans 100 Index for use with a Product in the United States during the period from the Launch Date for this Schedule I until the first anniversary of the Launch Date for this Schedule I (the “Exclusivity Period”) or such later date as the Exclusivity Period may be extended in accordance with Section IX Paragraph C of this Schedule I.

XI.  Index Data:

Subject to the terms and conditions of this Schedule I, the License Agreement and the payment of the fees set forth herein, Dow Jones will provide to Licensee via, at Dow Jones’ option, FTP Site, email distribution or an authorized distributor, the following data:

1)

One-time delivery up front:

-

A list of component stocks (the “Components”) of the Licensed Index under this Schedule I (the “Index”);

-

Weightings of the Components;

-

Divisor of the Index.

2)

On a daily basis:

-

Index closing values on a price-return basis.

-

Index divisor.

-

Index marketcap.

-

With respect to each Component:

-

Closing price on primary exchange;

-

Weighting;

-

Float-adjusted marketcap;

-

Industry group classification;

-

Additions;

-

Deletions.

3)

From time to time as appropriate:

-

Notice of corporate actions with respect to the Components.

XII.  Miscellaneous:

Licensee will develop and implement a marketing program for the Products.  The Licensee will spend a minimum of $_______ during each of the first and second Years of the Initial Term implementing the marketing program.

The terms and conditions of this Schedule I are acknowledged and agreed to:

DOW JONES & COMPANY, INC		JAVELIN INVESTMENT MANAGEMENT, LLC

By		By
Name:	Michael A. Petronella	Name:
Title:	President, Dow Jones Indexes	Title:
Date:		Date:

SCHEDULE III

Dow Jones Islamic Market International Titans 100 Index Licensing Schedule

By signing below, Licensee agrees that the license granted in this Schedule III shall be subject to all of the terms and conditions set forth in the License Agreement (the “License Agreement”), dated as of January 1, 2009 by and between Dow Jones & Company, Inc. ("Dow Jones"), and Javelin Investment Management, LLC (“Licensee”), which terms and conditions are incorporated herein by reference.

This Schedule III and all addenda hereto are collectively referred to as the "Schedule" or “Schedule III”.  This Schedule III shall supplement and amend the License Agreement and together this Schedule III and the License Agreement (and all addenda thereto) shall form the entire agreement between the parties regarding the license with respect to the Licensed Index and Dow Jones Marks (the “License”) set forth below, and shall supercede all prior agreements, proposals or other communications between the parties, oral or in writing, regarding the License. Except as expressly provided in this Schedule III, all capitalized terms used herein shall have the meanings ascribed to them in the License Agreement.  In the event of a conflict between the terms and conditions of the License Agreement and this Schedule III, the terms and conditions of this Schedule III shall control.

I.

Schedule III Effective Date:  January 1, 2009

II.

Licensed Index(es):  Dow Jones Islamic Market International Titans 100 Index; provided, however, Dow Jones’ obligations under Section 5 of the License Agreement shall not commence until January 31, 2009.

III.

Dow Jones Marks:  “Dow Jones®”, “Titans”, and “Dow Jones Islamic Market International Titans 100 Index”

IV.

Products:  [Please insert proposed Product description for “separate accounts”.]

The name of the Product shall be “[Please insert name of Product]”.

V.

Approved Stock Exchange and Trading Hours:  Not applicable to this Schedule III.

VI.

Territory:  United States

VII.

Term:  See Section 2 of the License Agreement.

VIII.

Target Launch Date:

February 28, 2009.

Notwithstanding anything to the contrary in Section 1(c) of the License Agreement, the “Launch Date” with respect to this Schedule III shall mean the first date on which the Product is issued.  Licensee shall provide Dow Jones with written notice of the Launch Date with respect to this Schedule III promptly upon its occurrence.

IX.

License Fees:

A.

With respect to each Year of the Term, an annual license fee equal to the Basis Point Amount (defined below).

B.

During each Year (defined below) of the Term, the Licensee will provide Dow Jones a written report (each, a "Quarterly Report"), within 10 days after the end of each Quarter (as defined below),

which sets forth (i) the asset balance for each Product at such Quarter-end; (ii) a calculation of the Rolling Average Asset Balance (defined below) at such Quarter-end; and (iii) a statement of the applicable License Fees with respect to such Quarter (with a calculation therefor).  Within 10 days after each Quarter-end during each Year of the Term, the Licensee will pay (each, a "Quarterly Payment") to Dow Jones or the Dow Jones affiliate designated by Dow Jones an amount equal to ________ of the Basis Point Amount (defined below).  Licensee shall send the Quarterly Report to indexesbilling@dowjones.com.

C.

Contact Information for Billing Purposes:

Javelin Investment Management LLC

33 Witherspoon Street

Princeton, NJ 08540

Attn: Brinton Frith

Phone: 609 356 0800

Fax: 609 356 0814

Email: bfrith@javelinfunds.com

D.

All amounts will be paid in cash and will be non-refundable.  All amounts are stated in US Dollars (at the applicable exchange rate prevailing at the time payment is due, as published in the Wall Street Journal).  All amounts are stated net of any withholding taxes (i.e., the amount stated is the amount to be received by Dow Jones after payment of any withholding taxes).

E.

The terms hereof shall be deemed "Confidential Information" for purposes of Section 7(b) of the License Agreement.

F.

Definitions:

"Basis Point Amount" means, at any time during a Year, an amount equal to ____ basis points (.____) on the then Rolling Average Asset Balance.

"Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

"Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Products in the aggregate for the Quarter then ended, calculated by adding the month-end asset balances for the Products for such months in the Quarter and dividing the result by the number three (i.e., the number of months in the Quarter).

"Year" means a twelve-month period commencing on January 1.

X.  Index Data:

Subject to the terms and conditions of this Schedule III, the License Agreement and the payment of the fees set forth herein, Dow Jones will provide to Licensee via, at Dow Jones’ option, FTP Site, email distribution or an authorized distributor, the following data:

1)

One-time delivery up front:

-

A list of component stocks (the “Components”) of the Licensed Index under this Schedule III (the “Index”);

-

Weightings of the Components;

-

Divisor of the Index.

2)

On a daily basis:

-

Index closing values on a price-return basis.

-

Index divisor.

-

Index marketcap.

-

With respect to each Component:

-

Closing price on primary exchange;

-

Weighting;

-

Float-adjusted marketcap;

-

Industry group classification;

-

Additions;

-

Deletions.

3)

From time to time as appropriate:

-

Notice of corporate actions with respect to the Components.

XI.  Miscellaneous:

A.

Licensee will develop and implement a marketing program for the Products.  The Licensee will spend a minimum of $______ during each of the first and second Years of the Initial Term implementing the marketing program.

B.

Notwithstanding anything in the License Agreement to the contrary, the Products described in this Schedule III will not be listed for trading on or through a stock exchange, and the provisions in subsection (i) of the third recital and Sections 1(a), 1(c), and 5(c) of the License Agreement solely with respect to “listing for trading” of the Products on an Approved Stock Exchange, or any obligation to “list the Products” on an Approved Stock Exchange, or an obligation with respect to an Approved Stock Exchange, as applicable, shall not apply to this Schedule III (including, without limitation, the Products described in this Schedule III).

C.

Notwithstanding Section 1(a) of the License Agreement, neither Licensee nor any of its affiliates shall act as a manager or sub-advisor to Products issued by a third party unless such third party has executed a license agreement with Dow Jones with respect to such Product.

D.

Notwithstanding anything to the contrary in Section 4(f) of the License Agreement, Dow Jones may terminate the License Agreement or this Schedule III upon written notice to the Licensee if the Products have not issued as of the Target Launch Date for this Schedule III.

E.

Notwithstanding anything to the contrary in Section 5(b)(ii) of the License Agreement, Dow Jones’ obligation with respect to the calculation of the value of the Index pursuant to this Schedule III shall be for Dow Jones or its agent to use reasonable efforts to, or for Dow Jones to arrange for a third party vendor to use reasonable efforts to, calculate the values of the Index at least once on each day on which at least 50% of the market capitalization of the Index is available for trading, in accordance with Dow Jones’ current procedures, which procedures may be modified by Dow Jones.

F.

The representation and warranty of Licensee set forth in second sentence of Section 8(a) of the License Agreement shall not apply to this Schedule III, and shall be replaced for purposes of this Schedule III with the following representation and warranty.

The Licensee represents and warrants to Dow Jones that the Products, and the marketing and promotion thereof, by the Licensee will not violate any agreement applicable to the Licensee or violate any applicable laws, rules or regulations, including without limitation, securities, commodities, and banking laws.

The terms and conditions of this Schedule III are acknowledged and agreed to:

DOW JONES & COMPANY, INC		JAVELIN INVESTMENT MANAGEMENT, LLC

Name:	Michael A. Petronella	Name:
Title:	President, Dow Jones Indexes	Title:
Date:		Date: